EXHIBIT 99.1

       (BW) (Financial Industries Corporation) (FNIN) Financial Industries
                      Corporation Acquires Three Companies
                 Creates Niche in the Secondary Education Market

AUSTIN, Texas - (BUSINESS WIRE) - June 5, 2003 - Financial Industries Corporation (FIC) announced today that it has acquired three companies in the secondary education financial services market, and is now positioned to become an industry leader in that market. The acquisitions were executed as a component of the strategic business plan outlined last spring by FIC's new management team, and are part of its vision to implement a comprehensive marketing plan for the company.

The acquired companies will operate through a newly created, wholly owned subsidiary called FIC Financial Services, Inc., and include:

   o TotalCompensation Group Consulting, Inc., a consulting firm and registered investment advisor;

   o Paragon, a group of three companies providing employee benefits products and services;

   o      JNT Group, Inc., an independent fee-based third party administrator.

The total consideration for these acquisition transactions is $6.9 million payable 56% in cash and 44% in FIC stock. The FIC stock is subject to forfeiture in the event that certain business targets are not met. The company received a favorable fairness opinion on these transactions from its financial advisor, Advest, Inc., and the transactions were approved last week by the company's Board of Directors.

"Each of these three companies brings to FIC knowledgeable people with developed relationships, and a proven track record providing benefit plan services and products for the educator and school administrator marketplace," said Eugene Payne, CEO, President and Chairman of FIC. "When they come together as FIC Financial Services, FIC expects to be transformed from a company offering a limited number of life insurance and fixed annuity products to a financial services organization offering a wide range of products."

Payne also announced that William P. Tedrow, an insurance industry veteran with over 30 years experience, has been named President of FIC Financial Services, Inc. The founders of each of the three acquired companies have entered into employment agreements with the newly created subsidiary of FIC, which will employ approximately 32 people in addition to its managed agency force. It will be located with parent company FIC in Austin, Texas.

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"The  entire new  management  team at FIC is excited by the  business  prospects these three acquisitions bring to our company," said Payne. "FIC is now positioned to become a premier player in an important market niche, while the growth from the new subsidiary will result in a significant improvement in FIC's overall cost structure."

The complete acquisition package was facilitated for FIC by representatives of American Physicians Service Group, Inc. (APS) and Equita Financial and Insurance Services, a new marketing partner for FIC. APS and Equita will receive options to purchase 492,000 shares of FIC stock at $16.42 per share (120% of the average closing price for the 15 trading days ended June 3, 2003) exercisable only if the newly formed subsidiary, FIC Financial Services, Inc., produces over $200 million in sales between July 1, 2003, and December 31, 2005. No options can be exercised if the new sales target is not reached.

Equita was also granted an option to purchase 158,000 shares of FIC stock at $16.42 per share, fully exercisable only if its marketing activities generate over $360 million in sales. Last year FIC produced a total of $22 million in annuity and life insurance sales; 74 percent in annuities. A designated representative of each APS and Equita will fill two vacancies on FIC's Board of Directors created by the resignations of Roy and Scott Mitte.

In a separate transaction, APS and an affiliate of Equita also announced today that they had purchased approximately 312, 484 shares and 204,918 shares, respectively, of FIC stock. A majority of this stock was purchased from the Mitte Foundation, and represents a reduction in shares for which FIC was to locate a purchaser in connection with the previously announced settlement between FIC, Mitte family members, and the Mitte Foundation. An additional 27,395 shares were purchased by APS from FIC, and represent some of the shares FIC purchased from Roy Mitte in connection with the same settlement agreement.

About Total Compensation Group Consulting,  Inc.
TCG Consulting focuses on large employer group consulting and investment advisory services to educators' groups. The company provides retirement plan design and management services on a for-fee basis.

About Paragon
Paragon generates its revenue principally through the direct sales of supplemental insurance products, life insurance and annuity products. These products are sold to educators, city and state employees. Currently, Paragon employs 20 managed agents and has more than 450 broker relationships selling a broad range of products from a variety of insurers.

About JNT Group, Inc.
JNT Group is a fee-only third-party administrative services company. JNT's revenues are driven by administration fees paid by employers who receive JNT services. JNT currently administers plans for more than 60 school districts.

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About Financial Industries Corporation
FIC, through its various subsidiaries, owns real estate, an actuarial consulting firm, and markets and underwrites individual life insurance and annuity products. For more information on FIC, go to http://www.ficgroup.com

This release may be considered proxy solicitation material. Information about the participants in such solicitation may be found in a filing on Schedule 14A made with the Securities and Exchange Commission (SEC) on April 18, 2003, or by contacting the Company at 512/404-5000. Shareholders are urged to read the Company's proxy statement carefully when it becomes available because it will contain important information. The proxy statement and other relevant documents will be available for free at the SEC's website at www.sec.gov, or by contacting the Company at 512/404-5000.

This release may contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Investors are reminded that these forward-looking statements must be considered in conjunction with the cautionary warnings and risk-factors which are detailed in the Company's most recent Annual Report on Form 10-K , Quarterly Report on Form 10-Q, and its other filings with the Securities and Exchange Commission. FIC is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


Contact:   Bob Bender, Corporate Relations Officer, 512-404-5080,
bbender@ficgroup.com

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